UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2017

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of its February 23, 2017 meeting, the Compensation Committee of Hilton Worldwide Holdings Inc. (the “Company”) approved special equity grants to certain employees throughout the organization in recognition of their contribution toward the completion of the January 2017 spin-offs of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. and to promote retention. These awards recognize the significant contributions of employees who helped to successfully establish three standalone, fully independent companies in addition to their regular responsibilities and have demonstrated consistently superior levels of achievement, commitment and potential in roles that are critical to the organization. The multi-year vesting schedule of the special equity grants is intended to drive retention and stability within this group of employees. The special equity grants consisted of a total of 359,348 restricted stock units (“RSUs”) and included the following amounts awarded to the Company’s named executive officers: Christopher J. Nassetta, 137,883 RSUs; Kevin J. Jacobs, 68,941 RSUs; and Kristin A. Campbell, 34,470 RSUs. In addition, a number of other employees throughout the organization received special cash bonuses in recognition of their contributions to the spin-offs. The RSUs granted to our named executive officers will vest in three equal annual amounts beginning on February 15, 2018 (and each February 15 thereafter) subject to the executive’s continued employment on the applicable vesting date, and will otherwise be subject to the terms and conditions of the Company’s 2013 Omnibus Incentive Plan and as set forth in a Restricted Stock Unit Award Agreement that is consistent with the Company’s prior grants of RSUs to named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ KRISTIN A. CAMPBELL
Name:	Kristin A. Campbell
Title:	Executive Vice President and General Counsel

Date: March 1, 2017